Exhibit 2.1

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

This License Agreement (hereinafter, “Agreement”), dated as of May 14, 2014 (“Execution Date”), between XenoPort, Inc., a Delaware corporation having a place of business at 3410 Central Expressway, Santa Clara, CA 95051 (“XenoPort”), and Reckitt Benckiser Pharmaceuticals Inc., a Delaware corporation having a place of business at 10710 Midlothian Turnpike, Suite 430, Richmond, VA 23235 (“Reckitt”).

BACKGROUND

A. XenoPort has developed arbaclofen placarbil, a Transported Prodrug™ of the R-isomer of baclofen (as further defined below, “Compound”) for the treatment of spasticity and other indications. XenoPort owns or controls certain patents, know-how and other intellectual property relating to such Compound.

B. Reckitt desires to further develop and commercialize products containing a Compound (as further defined below, “Products”) in the Territory (as defined below).

C. XenoPort is willing to grant to Reckitt rights and licenses to further develop and commercialize Products in the Territory, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Addiction Indication(s)” shall mean any and all indications for the treatment and/or prophylaxis of any disease, disorder and/or condition of addiction, abuse and/or dependency, including alcohol addiction, abuse and/or dependency, and/or addiction, dependency upon and/or abuse of narcotics and/or other substances (including opioids, cocaine and nicotine).

1.2 “Affiliate” of a Party shall mean any person, corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, as the case may be, for so long as such control exists. As used in this Section 1.2, “control” shall mean: (a) to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such person, corporation or other entity. A “Controlled Affiliate” is an Affiliate [ * ].

1.3 “Annual Net Sales” shall mean the total Net Sales of all Products sold in the Territory in a particular calendar year.

1.4 “Annual US Net Sales” shall mean the total Net Sales of all Products sold in the United States in a particular calendar year.

1.5 “Annual Ex-US Net Sales” shall mean the total Net Sales of all Products sold in all countries of the Territory outside of the United States in a particular calendar year.

1.6 “Compound” shall mean: (a) arbaclofen placarbil (also referred to internally at XenoPort as XP19986), the structure of which is set forth in Exhibit 1.6A attached to this Agreement; (b) [ * ] Prodrug of baclofen or Prodrug of R-baclofen; and/or (c) any salts or esters of any of the foregoing. The [ * ] set forth in Exhibit 1.6B attached to this Agreement.

1.7 “Control” (including any variations such as “Controlled” or “Controlling”), in the context of intellectual property rights, shall mean rights to intellectual property sufficient to grant the applicable assignment, license or sublicense under this Agreement, without violating the terms of any agreement or other arrangement with a Third Party.

1.8 “Data” shall mean: (a) all research data, pharmacology data, preclinical data, and/or clinical data for any Compound and/or any Product generated by, or on behalf of, a Party; and/or (b) all regulatory documentation, information, correspondence and submissions pertaining to, or made in association with, an IND, Marketing Approval Application, Marketing Approval or the like for any Compound or any Product; in each case, that are Controlled by a Party as of the Effective Date or during the term of this Agreement after the Effective Date.

1.9 “Effective Date” shall mean the HSR Clearance Date.

1.10 “EMA” shall mean the European Medicines Agency, or any successor entity thereto performing similar functions.

1.11 “Existing Inventory” shall mean those quantities of [ * ] in XenoPort’s possession or control as of the Effective Date and listed on Exhibit 1.11 attached to this Agreement.

1.12 “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.13 “FTE” shall mean a full-time equivalent employee (i.e., one fully committed or multiple partially-committed employees aggregating to one full-time employee) employed by XenoPort and assigned to perform specific work.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.14 “GAAP” shall mean United States generally accepted accounting principles or the international financial reporting standards as in effect from time to time, consistently applied by a Party across its entire business.

1.15 “IND” shall mean any Investigational New Drug Application (including any amendments thereto, whenever filed) filed with the FDA pursuant to 21 C.F.R. §321 before the commencement of clinical trials involving a pharmaceutical product (including a Product), or any comparable filings with any Regulatory Authority in any other jurisdiction.

1.16 “Indications” shall mean any and all Addiction Indications and/or Other Indications.

1.17 “Initiate” shall mean [ * ].

1.18 “Know-How” shall mean, collectively, XenoPort Know-How and Reckitt Know-How.

1.19 “Major Market” shall mean [ * ].

1.20 “Major EU Market” shall mean [ * ].

1.21 “Marketing Approval” shall mean approval of a New Drug Application (or its equivalent) submitted to the FDA in the United States or approval of a comparable application that has been submitted to a Regulatory Authority in another country or jurisdiction. For clarity, “Marketing Approval” shall not include any governmental pricing and/or reimbursement approvals and/or authorizations issued by a Regulatory Authority or any other governmental agency in any country or jurisdiction.

1.22 “Marketing Approval Application” (or “MAA”) shall mean a New Drug Application (or its equivalent) submitted to the FDA in the United States, or a comparable application that has been submitted to a Regulatory Authority in another country or jurisdiction.

1.23 “Net Sales” shall mean the gross amount invoiced for all Products sold by Reckitt, its Affiliates and/or Sublicensees (each, a “Selling Party”) less [ * ] on such sales for:

(a) [ * ] and [ * ];

(b) [ * ], and [ * ] and [ * ], or [ * ]; and

(c) [ * ] provided that [ * ] shall be [ * ].

Sales [ * ] shall be excluded from the computation of Net Sales except [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

If a Product is sold or transferred for consideration other than cash, or in a transaction not at arm’s length, the Net Sales from such sale or transfer shall be deemed the then-current fair market value of such Product.

1.24 “Other Indications” shall mean any and all indications other than the Addiction Indications.

1.25 “Party” shall mean XenoPort or Reckitt, individually, and “Parties” shall mean XenoPort and Reckitt, collectively.

1.26 “Patent(s)” shall mean any patents and patent applications (whether provisional or non-provisional), together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term adjustments, patent term extensions, supplemental protection certificates and renewals of any of the foregoing, and including any patent resulting from other post-grant proceedings, including a post-grant review, an inter partes review or an opposition.

1.27 “Phase II” shall mean a human clinical trial, the principal purpose of which is to establish a dose or dose range for Phase III clinical trials in a patient population that has the disease or condition being studied, as further described in 21 C.F.R. §312.21(b).

1.28 “Phase III” shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease or condition being studied, as further described in 21 C.F.R. §312.21(c), which is designed and intended to be of a size and statistical power sufficient to serve as a pivotal study to support the filing of an MAA for the indication being studied.

1.29 “Post-Grant Proceedings” shall mean proceedings conducted with respect to a Patent before a patent office or other administrative agency that is not a court of law following the grant or issuance of such Patent and pursuant to which the validity, enforceability or scope of such Patent is challenged by a Third Party, including a post-grant opposition proceeding, ex parte reexamination (but only if such a reexamination is requested by a Third Party), inter partes review and other post-grant review proceedings. An appeal, including to a court of law, from such a Post-Grant Proceeding, shall be understood to be encompassed by the term Post-Grant Proceedings.

1.30 “Prodrug” shall mean a compound that may or may not be pharmacologically active that undergoes an in vivo metabolism producing a second compound exhibiting a pharmacological effect. By way of example only, arbaclofen placarbil is a Prodrug of R-baclofen, i.e., arbaclofen placarbil is metabolized in vivo to form R-baclofen.

1.31 “Product” shall mean any pharmaceutical product containing a Compound, alone or in combination with one or more other active pharmaceutical ingredients, in any dosage form or formulation.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.32 “Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as continuations, divisionals, re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent, together with the conduct of interferences, and other similar proceedings with respect to a Patent, but excluding Post-Grant Proceedings.

1.33 “Reckitt Know-How” shall mean any and all scientific, medical, technical, manufacturing, regulatory and other information relating to any Compound and/or any Product, including Data, that are owned or Controlled by Reckitt as of the Effective Date or during the term of this Agreement after the Effective Date, [ * ] any of XenoPort’s obligations under this Agreement and/or to exercise XenoPort’s rights under this Agreement [ * ]. Notwithstanding the foregoing [ * ], Reckitt Know-How shall [ * ].

1.34 “Reckitt Patents” shall mean any Patents [ * ] made by or under the authority of Reckitt (without XenoPort’s participation) as described in Section 9.1.1(a).

1.35 “Regulatory Authority” shall mean the FDA, EMA or a regulatory body with similar regulatory authority in any other jurisdiction in the Territory.

1.36 “Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by an applicable Regulatory Authority or other governmental authority in a particular country or jurisdiction within the Territory, including any regulatory data protection exclusivity and any extensions to such exclusivity rights.

1.37 “Sublicensee” shall mean [ * ] in the Territory (or a country(ies) or territory(ies) within the Territory); and “Sublicense” shall mean [ * ] As used in this Agreement, “Sublicensee” [ * ].

1.38 “Territory” shall mean worldwide.

1.39 “Third Party” shall mean any person, corporation, joint venture or other entity, other than Reckitt, XenoPort and their respective Affiliates.

1.40 “Valid Claim” means [ * ] that: (a) has not been revoked, cancelled or held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be, or has been, taken; and (b) has not otherwise been rendered unenforceable for any reason, including abandonment, an admission of invalidity or unenforeceability, or as a result of a disclaimer (however or in whatever context made, including in or through reissue, re-examination or Post-Grant Proceedings), or was otherwise dedicated to the public.

1.41 “XenoPort Know-How” shall mean all scientific, medical, technical, manufacturing, regulatory and/or other information relating to any Compound and/or Product and Data, that are

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Controlled by XenoPort or its Controlled Affiliates as of the Effective Date or during the term of this Agreement after the Effective Date, that were generated or utilized by XenoPort in developing or producing any Compound [ * ] Reckitt to exercise its rights and perform its obligations with respect to Compounds and/or Products under this Agreement.

1.42 “XenoPort Patents” shall mean: (a) the Patents Controlled by XenoPort or its Controlled Affiliates listed on Exhibit 1.42, together with all additions, divisions, continuations, substitutions, re-issues, re-examinations, extensions, registrations, patent term adjustments, patent term extensions, supplemental protection certificates and renewals of any such Patents; and (b) any other Patents, including [ * ] Joint Patents, to the extent Controlled by XenoPort or its Controlled Affiliates as of the Effective Date or during the term of this Agreement after the Effective Date, [ * ].

1.42.1 [ * ].

1.42.2 [ * ].

1.42.3 [ * ].

1.43 Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement below.

Term	Section Defined	Term	Section Defined
Agreement	Introduction	Orange Book	9.6
[ * ]	[ * ]	Other Indication Option	2.3
Brand Name Marks	10.3	[*]	[ * ]
[ * ]	[ * ]	[*]	[ * ]
[ * ]	[ * ]	Patent Dispute Notice	9.2.1(b)
Controlled Affiliate	1.2	Paragraph IV Certification	9.3.2
Confidential Information	11.1	Paying Party	7.3
Cooperating Party	11.5	Potentially Infringing Product	9.3.1
Dispute	16.1	Prior NDA	11.6
DOJ	17.2	[*]	[ * ]
Execution Date	Introduction	[*]	[ * ]
Election Notice	2.3.1	Product Materials	13.2.7
[ * ]	[ * ]	Product Plan(s)	4.1.2
Existing Inventory Payment	6.4	Publishing Party	11.4
FTC	17.2	Reckitt	Introduction
Generic Product	6.3.4	Reckitt Indemnitees	15.2
Hart-Scott-Rodino Act	17.1	Requesting Party	11.5
HSR Clearance Date	17.1	Selling Party	1.20
HSR Conditions	17.1	Senior Executives	16.1
Indemnitee	15.3	Sublicense	1.32

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Indemnitor	15.3	[ * ]	[ * ]
Infringement Actions	9.4.1	Third Party Claim	15.1
Joint Inventions	9.1.2	Trademark Guidelines	10.1
Joint Oversight Committee / JOC	3.1.1	Trigger Notice	2.3.1
Joint Patents	9.1.2	[*]	[ * ]
Liabilities	15.1	Withdrawal Notice	3.5
Listed Patents	14.2.3	XenoPort	Introduction
[ * ]	[ * ]	XenoPort Indemnitees	15.1

ARTICLE 2

GRANT OF LICENSE

2.1 License. Subject to the terms and conditions of this Agreement, XenoPort hereby grants to Reckitt, during the term of this Agreement, the exclusive right and license under the XenoPort Patents and XenoPort Know-How: (a) to develop, make, have made, use, offer for sale, sell, import, export, market, distribute and promote Products; and (b) to develop, use, make, have made and import Compounds, and intermediates thereof, solely for the purposes of developing, making or having made Products; in each case, (i) for the Addiction Indications and the Other Indications, subject to Section 2.3, and (ii) in the Territory. XenoPort shall not assign any rights under the XenoPort Patents, unless such assignments are made subject to the rights granted to Reckitt in this Agreement.

2.2 Affiliates; Sublicenses. Subject to the terms and conditions of this Section 2.2, Reckitt shall have the right to: (a) exercise the license granted under Section 2.1 through its Affiliates solely for so long as such entity remains an Affiliate of Reckitt; and (b) grant sublicenses under its rights under Section 2.1 to Third Parties, provided that Reckitt may engage Sublicensees [ * ] Reckitt shall ensure that each such Affiliate and each of its Sublicensees is bound by a written agreement containing provisions at least as protective of the Compound, Products and XenoPort as this Agreement, [ * ]. In any event, Reckitt shall [ * ] Promptly following the execution of each Sublicense, Reckitt shall provide XenoPort with [ * ].

2.3 Other Indications; XenoPort Option. Notwithstanding any other provision of this Agreement, XenoPort shall have the option to negotiate with Reckitt the terms on which Reckitt and XenoPort would collaborate to develop and commercialize any Product(s) for any Other Indications as set forth in this Section 2.3 (such option, the “Other Indication Option”).

2.3.1 If Reckitt, [ * ] Reckitt shall provide written notice thereof to XenoPort and shall identify in such notice [ * ] with respect to which Reckitt [ * ] (any such notice, a “Trigger Notice”):

(a) [ * ] Reckitt’s delivery of a Trigger Notice, Reckitt shall [ * ] as well as an [ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) XenoPort may exercise its Other Indication Option with respect to the Other Indications [ * ] by providing written notice (each such notice, an “Election Notice”) to Reckitt [ * ] Upon XenoPort’s issuance of an Election Notice, [ * ] Reckitt shall negotiate in good faith exclusively with XenoPort the terms upon which Reckitt and XenoPort would collaborate to develop and/or commercialize [ * ] For clarity, [ * ]

(c) [ * ]

2.3.2 For the avoidance of doubt, neither [ * ] Further if, subject to Section 2.3.1 above, Reckitt [ * ] XenoPort shall have [ * ] and Reckitt shall require [ * ]

2.4 No Other Rights. Except for the rights and licenses expressly granted in this Agreement, XenoPort retains all rights under its intellectual property, and no additional rights shall be deemed granted to Reckitt by implication, estoppel or otherwise. For clarity, the licenses and rights granted to Reckitt under this Agreement shall not be construed to convey any licenses or rights under the XenoPort Patents with respect to any compound or subject matter other than Compounds and/or Products, and/or the manufacture or use thereof as more fully set forth in the relevant provisions of this Agreement. [ * ] Except for the rights and licenses expressly granted in this Agreement, Reckitt retains all rights under its intellectual property, and no additional rights shall be deemed granted to XenoPort by implication, estoppel or otherwise. Reckitt agrees that neither it, nor any of its Affiliates or sublicensees, will use or otherwise exploit XenoPort Patents and/or XenoPort Know-How, except as expressly licensed and permitted in this Agreement. XenoPort agrees that neither it, nor any of its Affiliates or sublicensees, will use or otherwise exploit Reckitt Patents or Reckitt Know-How, except as expressly licensed and permitted in this Agreement.

ARTICLE 3

GOVERNANCE

3.1 Joint Oversight Committee.

3.1.1 Establishment. [ * ] after the Effective Date, XenoPort and Reckitt shall establish a joint oversight committee (“Joint Oversight Committee” or “JOC”) to perform the oversight and coordination functions prescribed for such committee in this Agreement.

3.1.2 Duties. The JOC shall:

(a) Facilitate the exchange of Know-How, Data and other information and/or materials between the Parties;

(b) Review and discuss the then-current Product Plan (and any updates thereto provided by Reckitt), as well as progress towards implementation of the then-current Product Plan and achievement of the milestones set forth in Section 6.2;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c) Provide a forum [ * ];

(d) Provide a forum for providing timely updates [ * ]; and

(e) Perform such other duties as are specifically assigned to the JOC in this Agreement or otherwise agreed in writing by the Parties.

3.2 Committee Membership. The JOC shall be composed of an equal number of representatives from each of Reckitt and XenoPort, selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of Reckitt and XenoPort shall be [ * ] Either Party may replace its respective JOC representatives at any time with prior written notice to the other Party; provided that the criteria for composition of the JOC set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative on the JOC.

3.3 Committee Meetings.

3.3.1 The JOC shall meet at least once each calendar half year, or more or less often as otherwise agreed to by the Parties. The JOC meetings may be conducted by telephone, video-conference or in person as agreed to by the Parties; provided, however, that the JOC shall meet in person at least once each calendar year. Unless otherwise agreed by the Parties, all in-person meetings for the JOC shall be held on an alternating basis between XenoPort’s U.S. facilities and Reckitt’s U.S. facilities. Each Party shall bear its own personnel and travel costs and expenses relating to such Party’s participation in JOC meetings. With the consent of the other Party (not to be unreasonably withheld or delayed), other employee representatives of a Party may attend any JOC meeting.

3.3.2 Either Party may call for an additional JOC meeting upon reasonable written notice to the other Party, [ * ].

3.4 [ * ]. The Parties agree that the purpose of the JOC shall be to provide a forum for discussion and exchange of information between the Parties, as provided in this Agreement, and the JOC shall [ * ].

3.5 Withdrawal from JOC. Notwithstanding Sections 3.1, 3.2 and 3.3 above, it is understood that XenoPort’s participation in the JOC is not an obligation of, or a deliverable to be provided by, XenoPort under this Agreement and that such participation is a right of XenoPort that XenoPort may exercise or waive, in its discretion. At any time during the term of the Agreement and for any reason, XenoPort shall have the right to withdraw from participation in the JOC upon written notice to Reckitt, which notice shall be effective immediately upon receipt (“Withdrawal Notice”). Following the issuance of a Withdrawal Notice, any plans, information, materials and/or other Know-How that either Party is obligated to provide to the JOC shall be provided directly to the other Party. Following the delivery of a Withdrawal Notice, this Article 3 (excluding the

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

immediately preceding sentence) will become null and void and there will no longer be any obligation for Reckitt to participate in any future request by XenoPort to re-establish the JOC.

ARTICLE 4

DEVELOPMENT AND REGULATORY ACTIVITIES; TECHNOLOGY TRANSFER

4.1 Development and Regulatory Activities.

4.1.1 Responsibility. Reckitt shall be responsible [ * ] for all preclinical, clinical and other development activities required to obtain Marketing Approval for the Products in the Territory. Reckitt shall also be responsible, at its expense, for filing, obtaining and maintaining approvals for the development and commercialization of the Products for all Indications in the Territory, including any such IND, MAA or Marketing Approval, as well as liaising with, and managing all interactions with Regulatory Authorities in the Territory with respect thereto.

4.1.2 Product Plan. [ * ], Reckitt shall provide to the JOC an initial plan outlining the planned activities for the development of Compounds and Products by or under the authority of Reckitt [ * ]. Thereafter [ * ] Reckitt shall provide to the JOC an updated plan for the development of Compounds and Products by Reckitt, its Affiliates and/or Sublicensees [ * ] (each such plan, including the initial plan, a “Product Plan”), it being understood that the Product Plan [ * ]. Each Product Plan shall include an outline [ * ] and the timelines and budget for all such activities.

4.1.3 Communications Regarding Development and Regulatory Activities with respect to Compounds and Products. Without limiting Section 4.1.2 above, Reckitt shall keep the JOC reasonably informed as to Reckitt’s (and its Affiliates’ and Sublicensees’) plans for, and the progress of, the development and regulatory activities relating to each Compound and each Product in the Territory, [ * ].

4.1.4 Conduct of Activities. Reckitt shall, and shall ensure that its Affiliates and Sublicensees, carry out all development and regulatory activities with respect to Compounds and/or Products: [ * ].

4.2 Exchange of Data and Know- How; Assignment of INDs.

4.2.1 Data and Know-How. Subject to the timelines set forth in Section 4.2.2 below for the transfer of the Existing INDs [ * ] the Effective Date, XenoPort will make available to Reckitt [ * ].

4.2.2 Assignment of INDs. Within [ * ], XenoPort shall transfer (and/or cause to be transferred) to Reckitt [ * ] (the “Existing INDs”). Prior to the assignment and transfer of the Existing INDs: (a) [ * ] and (b) [ * ].

4.2.3 Transfer Date. “Transfer Date” shall mean [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.3 Regulatory Cooperation. XenoPort shall [ * ].

4.4 Supply Transition; Transfer of Existing Inventory.

4.4.1 Supply Transition. Promptly following [ * ] For clarity, except for the delivery to Reckitt of the Existing Inventory pursuant to Section 4.4.2 below, XenoPort [ * ].

4.4.2 Transfer of Existing Inventory. Subject to Reckitt’s payment of the Existing Inventory Payment in accordance with Section 6.4, XenoPort hereby conveys and assigns to Reckitt all XenoPort’s right, title and interest in and to the Existing Inventory. Within [ * ] XenoPort shall deliver such Existing Inventory to Reckitt [ * ] the applicable item of Existing Inventory as set forth on Exhibit 1.11. For the avoidance of doubt, [ * ] In no event will XenoPort [ * ]. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 14.2.7, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE [ * ] IS BEING TRANSFERRED AS IS, WHERE IS, WITH ALL FAULTS AND XENOPORT MAKES NO REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE [ * ], INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THE CONDITION, VALUE OR QUALITY OF THE [ * ].

4.5 Formulation Development and CMC Activities. Within [ * ] XenoPort and Reckitt shall [ * ] provided that any such [ * ].

4.6 Adverse Event Reporting. As between the Parties, Reckitt shall [ * ]. Reckitt shall [ * ]. Notwithstanding the foregoing, XenoPort shall timely report to Reckitt any adverse drug reactions/experiences, product quality complaints, product complaints and safety data relating to a Compound or a Product, which XenoPort becomes aware of after the Effective Date, in accordance with [ * ].

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization of Products in the Territory. Subject to the terms and conditions set forth in this Agreement (including XenoPort’s Other Indication Option under Section 2.3), Reckitt shall be responsible [ * ] for distribution, marketing, promotion and other commercialization of Products in the Territory, including obtaining all necessary and appropriate pricing and/or reimbursement approvals therefor in each country of the Territory.

5.2 Conduct of Commercialization Activities. Reckitt shall, and shall ensure that its Affiliates and Sublicensees, carry out all activities with respect to the distribution, marketing, promotion and other commercialization of Products in accordance with [ * ] and the provisions of this Agreement, and in compliance in all material respects with all applicable laws, rules and regulations within the portion of the Territory in which such activities are conducted.

5.3 Communications Regarding Commercialization of Products. Reckitt shall [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Without limiting the foregoing, [ * ].

ARTICLE 6

PAYMENTS AND ROYALTIES

6.1 Initial License Fee. Reckitt shall pay to XenoPort an initial license fee of Twenty Million United States Dollars (US$20,000,000) [ * ] following the Effective Date in accordance with the payment provisions in Article 7. The initial license fee set forth in this Section 6.1 shall not be refundable or creditable against any future milestone payments, royalties or other payments by Reckitt to XenoPort under this Agreement.

6.2 Milestones.

6.2.1 Development Milestone Payments. In addition, Reckitt shall pay to XenoPort the development milestone payments set forth below following the first achievement by Reckitt, or any of its Affiliates or Sublicensees, of the corresponding milestone below, in accordance with this Section 6.2 and the payment provisions in Article 7. For the avoidance of doubt, each milestone is payable one time only upon the first occurrence of the event triggering the respective milestone as provided in Section 6.2.5 below.

Development Milestone Event	Milestone Payment
[ * ]	[ * ]

6.2.2 Commercial Milestone Payments. Reckitt shall pay to XenoPort the commercial milestone payments set forth below following the first achievement of the corresponding milestone below, in accordance with this Section 6.2 and the payment provisions in Article 7. For the avoidance of doubt, each milestone is payable one time only upon the first occurrence of the event triggering the respective milestone as provided in Section 6.2.5 below.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Commercial Milestone Event	Milestone Payment
[ * ]	[ * ]

For the avoidance of doubt, [ * ].

6.2.3 Certain Definitions. For the purposes of this Article 6:

(a) [ * ].

6.2.4 [ * ].

6.2.5 Reports and Payments. Reckitt shall notify XenoPort in writing [ * ]. Any milestone payable by Reckitt pursuant to this Section 6.2 shall be made no more than once with respect to the achievement of such milestone by Reckitt or any of its Affiliates or Sublicensees and in no event shall the aggregate amount to be paid by Reckitt under this Section 6.2 exceed One Hundred Twenty Million Dollars ($120,000,000). For the avoidance of doubt, each milestone payment set forth in this Section 6.2 shall not be refundable and shall not be creditable against future milestone payments, royalties or other payments to XenoPort under this Agreement.

6.3 Royalty Payments. Subject to the terms and conditions of this Agreement, in further consideration of the license and rights granted by XenoPort to Reckitt under this Agreement, Reckitt shall pay to XenoPort royalties on the Net Sales of Products by Reckitt, its Affiliates and/or Sublicensees in the Territory as set out in this Section 6.3.

6.3.1 Sales in the United States. Reckitt shall pay to XenoPort tiered royalties at the rates set out below on Net Sales of Products sold in the United States by Reckitt, its Affiliates and/or Sublicensees:

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Annual US Net Sales of Products	Royalty Rate
[ * ]	[ * ]

6.3.2 Sales outside the United States. Reckitt shall pay to XenoPort tiered royalties at the rates set out below on Net Sales of Products sold in each country of the Territory outside the United States by Reckitt, its Affiliates and/or Sublicensees:

Annual Ex-US Net Sales of Products	Royalty Rate
[ * ]	[ * ]

6.3.3 Royalty Term. Reckitt’s obligation to pay royalties under Sections 6.3.1 and 6.3.2 shall commence on the first commercial sale of the first Product [ * ] and shall continue [ * ] until the later to occur of: (a) expiration of the last to expire Valid Claim [ * ] and (b) expiration of all Regulatory Exclusivity with respect to [ * ]. The Parties acknowledge and agree that the royalty payments set forth hereunder are to be made in consideration for the licenses and rights granted by XenoPort to Reckitt with respect to the XenoPort Patents and the XenoPort Know-How (including regulatory filings made, and Data generated by, XenoPort) and have been agreed to by the Parties for the purpose of reflecting and advancing their mutual interest and convenience, including the ease of calculation of such royalties and the payment of such royalties by Reckitt to XenoPort.

6.3.4 Generic Competition. On a country-by-country and Product-by-Product basis, if [ * ] then:

(a) With respect to the United States, Reckitt shall not [ * ] pay a royalty under Section 6.3.1 above [ * ] after [ * ] first Generic Product [ * ] for [ * ] Generic Products remains on the market [ * ]; and

(b) With respect to each country of the Territory other than the United States,

(i) if Generic [ * ] such Product and such Generic [ * ] then the royalties payable pursuant to Section 6.3.2 above with respect to such Product sold in such country shall be reduced [ * ]; or

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(ii) if such Generic [ * ] such Product and such Generic [ * ] then Reckitt shall not be obligated to pay a royalty under this Agreement with respect to such Product in such country for the remaining term of the Agreement [ * ].

(c) If [ * ] a Product [ * ] a country outside of the United States and a Generic [ * ] the royalties payable pursuant to Section 6.3.2 shall be reduced [ * ] for a period [ * ] If any time after [ * ] such [ * ] period [ * ] (a) [ * ] such Product and such Generic [ * ] then the royalties payable pursuant to Section 6.3.2 shall continue to be reduced [ * ] and (b) [ * ] such Product and such Generic [ * ] then Reckitt shall not be obligated to pay a royalty under Section 6.3.2 above with respect to such Product in such country for the remaining term of the Agreement.

(d) “Generic Product” means [ * ].

(e) As used in this Section 6.3.4, the phrase “[ * ]” means [ * ].

6.3.5 Reports and Payments. Commencing [ * ], Reckitt shall deliver to XenoPort a report setting out in reasonable detail the information necessary to calculate the royalty payments due under this Section 6.3 with respect to Net Sales of Products made during such calendar quarter, [ * ]:

(a) [ * ] the relevant calendar quarter on a country-by-country basis;

(b) [ * ] the relevant calendar quarter on a country-by-country basis;

(c) [ * ] the relevant calendar quarter on a country-by-country basis;

(d) all relevant [ * ] in accordance with the terms of this Agreement;

(e) all relevant [ * ] in accordance with [ * ].

Any amounts due under Section 6.3.1 or Section 6.3.2, as applicable, for such calendar quarter shall accompany such statement.

6.4 Payment for Existing Inventory. In consideration for the Existing Inventory transferred to Reckitt, Reckitt shall pay XenoPort Five Million Dollars ($5,000,000) (the “Existing Inventory Payment”) [ * ] after XenoPort’s delivery of the Existing Inventory in accordance with Section 4.4.2 above.

ARTICLE 7

PAYMENTS; BOOKS AND RECORDS

7.1 Payment Method. Unless otherwise expressly stated in this Agreement, all payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All dollar amounts specified in,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

and all payments made under, this Agreement shall be in U.S. dollars. If any currency conversion shall be required in connection with the payment of royalties under this Agreement, such conversion shall be calculated using the average exchange rate for the conversion of foreign currency into United States Dollars, quoted for current transactions for both buying and selling United States Dollars, as reported in The Wall Street Journal (Internet Edition) for the last business day of each month of the calendar quarter to which such payment pertains.

7.2 Late Payments. Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest at a rate equal to: [ * ]. This Section 7.2 shall in no way limit any other remedies available to the Parties.

7.3 Withholding Taxes. If laws or regulations require withholding by a Party (“Paying Party”) of any taxes imposed upon the other Party on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by the Paying Party as required by law from such payment and shall be paid by the Paying Party to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to the other Party as evidence of such payment. The Parties will exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction.

7.4 Records; Inspection. Reckitt shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to XenoPort pursuant to this Agreement. Such books and records shall be kept for [ * ], or for such longer periods as required by applicable laws. Such records will be open for inspection during [ * ] (or such longer period as required by applicable laws, if relevant) by an independent auditor chosen by [ * ], for the purpose of verifying the amounts payable by Reckitt hereunder. Such inspections may be made [ * ], at reasonable times and on reasonable prior written notice. Such records [ * ] shall be subject to [ * ]. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 7.4 shall be at the expense of [ * ], unless a variation or error producing [ * ] in amounts payable [ * ], in which case, all reasonable costs relating to the inspection for such period and any [ * ] amounts that are discovered shall be paid by [ * ]. The Parties will endeavor in such inspection to minimize disruption of Reckitt’s normal business activities to the extent reasonably practicable.

ARTICLE 8

DILIGENCE

8.1 Diligent Efforts of Reckitt. Reckitt shall use Commercially Reasonable Efforts to develop, achieve Marketing Approval for, and launch [ * ] and [ * ] to market, promote and sell Products and to maximize the Net Sales of Products [ * ]. Without limiting the foregoing, [ * ] and Reckitt also agrees to use Commercially Reasonable Efforts to achieve the milestones set forth in Section 6.2. As used in this Section 8.1, “Commercially Reasonable Efforts” shall mean [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership.

9.1.1 [ * ].

(a) “[ * ]” means any inventions or other intellectual property made by, or on behalf of, each Party, whether alone or jointly with the other Party, [ * ].

(b) Reckitt hereby grants to XenoPort [ * ].

9.1.2 Ownership of Inventions. As between the Parties, XenoPort shall have sole and exclusive ownership of all right, title and interest in and to all XenoPort Patents and XenoPort Know-How, subject to the rights and licenses granted to Reckitt in the Territory under this Agreement. Each Party shall own any inventions and other intellectual property [ * ] made solely by employee(s) and/or agent(s) of such Party. The Parties shall jointly own any inventions and other intellectual property [ * ] made jointly by (i) employee(s) and/or agent(s) of XenoPort and (ii) employee(s) and/or agent(s) of Reckitt in performance of activities under this Agreement (“Joint Inventions”). Prosecution of any Patent with respect to such Joint Inventions (“Joint Patents”) shall be solely as mutually agreed. Inventorship of all inventions and discoveries conceived, reduced to practice, discovered or made in performance of activities under this Agreement, whether or not patentable, shall be determined in accordance with United States patent laws. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to obtain any approval of, nor pay a share of the proceeds to, the other Party to practice, enforce, license, assign or otherwise exploit Joint Inventions and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, joinder or accounting.

9.1.3 Disclosure. Each Party agrees to disclose to the other Party all [ * ] made by, on behalf of or under the authority of, such Party, as applicable, [ * ]. Any such disclosure shall be made [ * ]. To the extent XenoPort [ * ], XenoPort will notify Reckitt [ *].

9.1.4 [ * ].

9.2 Prosecution and Maintenance; Post-Grant Review Proceedings.

9.2.1 Prosecution and Maintenance of XenoPort Patents.

(a) XenoPort shall control the Prosecution and Maintenance of the XenoPort Patents [ * ], but excluding any Joint Patents. Reckitt shall [ * ]. XenoPort shall bear the burden of its own costs for its Prosecution and Maintenance of the [ * ]. XenoPort shall [ * ] XenoPort shall also update Reckitt on the overall status of the Prosecution and Maintenance of [ * ]. In the event that the Parties have a disagreement relating to Prosecution and Maintenance of [ * ], either Party may refer that dispute for prompt resolution pursuant to the dispute resolution provisions set forth in

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Section 16.1 hereof. Notwithstanding the foregoing, if prior to the resolution of a dispute pursuant to Section 16.1 hereof, XenoPort, [ * ].

(b) If XenoPort determines not to file any Patent, or to abandon any Patent, [ * ], XenoPort shall provide Reckitt with written notice of such decision [ * ]. In such event, Reckitt may assume control of the Prosecution and Maintenance of any such Patent [ * ]; provided that any such Prosecution and Maintenance by Reckitt shall be at Reckitt’s sole cost and expense [ * ].

9.2.2 Post-Grant Review Proceedings Involving XenoPort Patents. XenoPort shall have the right, at its own expense, to defend any Post-Grant Proceeding [ * ]. Reckitt shall have the right, at its own expense, to defend any Post-Grant Proceeding [ * ]. In the event that Reckitt declines to control the defense of such a Post-Grant Proceeding, Reckitt shall timely so advise XenoPort in writing [ * ] and XenoPort may, at its cost and expense, assume control of the defense of such Post-Grant Proceeding. For clarity Reckitt shall not have any rights to defend any Post-Grant Proceeding [ * ].

9.2.3 Reckitt Patents. Reckitt shall control the Prosecution and Maintenance of [ * ], excluding any Joint Patents. Reckitt shall bear the burden of its own costs for its patent Prosecution and Maintenance for Reckitt Patents. Reckitt shall keep XenoPort reasonably informed regarding the Prosecution and Maintenance of the Reckitt Patents. If Reckitt determines not to file any Patent, or to abandon any Patent [ * ], Reckitt shall provide XenoPort with written notice of such decision [ * ]. In such event, XenoPort shall [ * ]. Reckitt shall have the right, at its own expense, to defend any Post-Grant Proceeding to the extent that such Post-Grant Proceeding involves a Reckitt Patent. In the event that Reckitt declines to control the defense of such a Post-Grant Proceeding, Reckitt shall [ * ] and XenoPort may, at its cost and expense, assume control of the defense of such Post-Grant Proceeding.

9.2.4 Cooperation. Each Party shall cooperate with the other Party in connection with all activities relating to the Prosecution and Maintenance and defense of Post-Grant Proceedings undertaken by such other Party pursuant to this Section 9.2, including: (a) making available in a timely manner any documents or information such other Party reasonably requests to facilitate such other Party’s Prosecution and Maintenance and defense of Post-Grant Proceedings of the applicable Patents pursuant to this Section 9.2; and (b) if and as appropriate, signing (or causing to have signed) all documents relating to the Prosecution and Maintenance and defense of Post-Grant Proceedings of any applicable Patents by such other Party. Each Party shall also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 9.2. The Parties shall hold all information disclosed to it under this Section 9.2 as Confidential Information of the other Party.

9.3 Enforcement.

9.3.1 Notice. In the event that XenoPort or Reckitt becomes aware of a product that contains a Compound as an active pharmaceutical ingredient that may infringe any (a) XenoPort

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Patent, (b) [ * ], (c) Reckitt Patent, or (d) any Joint Patent (a “Potentially Infringing Product”), that Party shall promptly notify the other Party in writing.

9.3.2 Initiating Enforcement Actions. Reckitt shall have the first right, at its own expense, to bring an action to enforce any applicable [ * ] against a Potentially Infringing Product; provided that if the relevant [ * ] obtain XenoPort’s consent to enforce [ * ], which consent shall not be unreasonably withheld. For clarity, Reckitt shall only have the right to enforce [ * ] against a Potentially Infringing Product with XenoPort’s consent. XenoPort shall have the right, at its own expense, to participate in any such action by Reckitt against a Potentially Infringing Product with counsel of its own choice, subject to Reckitt’s control of such action. If Reckitt does not initiate such an enforcement action [ * ], then XenoPort shall have the right, but not the obligation, to initiate infringement proceedings or take other appropriate action against a Potentially Infringing Product, at its own expense and under its sole control; provided however that in the situation where the Potentially Infringing Product is the subject of a paragraph IV certification under the Hatch Waxman statute, 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV), or their successor provisions (“Paragraph IV Certification”), Reckitt shall notify XenoPort whether Reckitt elects to not initiate an infringement suit in response to such a Paragraph IV Certification [ * ] so that XenoPort may, but shall not be required to, initiate and exercise sole control over such an infringement action. The Party conducting such action under this Section 9.3.2 shall have full control over the conduct of such action, including settlement thereof; provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the rights or interests of the other Party (including by making any admission or assertion of any position that would materially adversely affect the validity, enforceability or scope of any XenoPort Patent or [ * ]), without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. In any event, the Parties shall assist one another and cooperate in a timely manner in any such action at the other’s reasonable request. For the avoidance of doubt, Reckitt shall not have any rights to enforce or otherwise assert any XenoPort Patent against any person or entity with respect to any activity other than the manufacture, use or sale of a Potentially Infringing Product.

9.3.3 Recovery. Reckitt and XenoPort shall [ * ], associated with any action against a Potentially Infringing Product undertaken pursuant to Section 9.3.2 above or any settlement thereof [ * ].

9.3.4 Cooperation. The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning a Potentially Infringing Product and shall assist one another and cooperate in a timely manner in any such litigation and in pre-litigation activities at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party).

9.4 Third Party Infringement Claims.

9.4.1 Notice; Control of Defense. If the production or use of any Compound or the

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

production, sale or use any Product in the Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against XenoPort or Reckitt (or, to the extent applicable, their respective Affiliates or (Sub)licensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. The Party subject to such Infringement Action shall have the right to direct and control the defense thereof; provided, however, that the other Party may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. In any event, the Party that is subject to the Infringement Action agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Infringement Action.

9.4.2 Settlement of Infringement Actions Involving a Compound or a Product. The Party who is subject to any Infringement Action described in Section 9.4.1 above agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect any (i) Compound or any Product, (ii) the ability to develop, make, have made, use, offer for sale, sale, import, export, market, distribute and/or promote any Compound or any Product in the Territory or (iii) any XenoPort Patent [ * ], in each case without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

9.5 Patent Marking. Reckitt [ * ] in accordance with [ * ]. In addition, in those countries where a license must be recorded, on Reckitt’s written request and at its expense (but not including the costs of any legal fees incurred by XenoPort), the Parties will cooperate in the preparation and execution of a form of license agreement appropriate for recordation purposes (on terms that are consistent with, and no broader or more onerous than, the terms of this Agreement) and Reckitt will arrange for the recordation of such license agreement with the appropriate governmental authority, promptly following execution of any such form of license.

9.6 Regulatory Data Protection. Subject to this Section 9.6, Reckitt will list, and/or cause to be listed, with the applicable Regulatory Authorities during the term of the Agreement all applicable Patents for any Product that is, or will be, commercialized in the Territory (including any Product that has become the subject of an NDA submitted to FDA), such listings to include all Patents required to be listed in the Orange Book under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. In connection with such listings, the Parties will meet to evaluate and identify all applicable XenoPort Patents and Reckitt Patents. Notwithstanding the foregoing, [ * ]. “Orange Book” means the Approved Drug Products with Therapeutic Equivalence Evaluation published by the FDA’s Center for Drug Evaluation and Research, as updated and modified from time to time.

ARTICLE 10

TRADEMARKS

10.1 Display. Reckitt shall [ * ]; provided that all labeling, packaging materials and promotional materials shall display the phrase “Under license by XenoPort, Inc.” in reasonable size

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

and prominence consistent with the trademark usage guidelines (“Trademark Guidelines”) described on Exhibit 10.1. XenoPort may update the Trademark Guidelines by delivering amended Trademark Guidelines to Reckitt. The trademarks of Reckitt, trade dress, style of packaging and the like with respect to each Product in the Territory may be determined by Reckitt in a manner that is consistent with Reckitt’s standard trade dress and style.

10.2 Grant of License to XenoPort Trade Name. Subject to the terms and conditions of this Agreement, including the Trademark Guidelines, XenoPort hereby grants to Reckitt an exclusive license to use the XenoPort trade name in the Territory for the packaging, marketing, distribution, sale and/or promotion of the Products in accordance with Section 10.1 above. As between the Parties, XenoPort shall own all right, title and interest in and to the XenoPort trade name and all goodwill from the use of the XenoPort trade name under this Agreement shall vest in and inure to the benefit of XenoPort. To the extent Reckitt obtains any right, title or interest in or to the XenoPort trade name, Reckitt shall take all such steps as XenoPort may reasonably request to transfer to XenoPort all rights, registration, recordation and the like for such trade name. Reckitt shall not use, nor authorize the use of, the XenoPort trade name except as expressly permitted in this Agreement and described in the Trademark Guidelines, nor take any action that would materially adversely affect the value of XenoPort’s trade name.

10.3 Brand Name Marks. Reckitt shall have the exclusive right to determine the brand name under which the Product will be sold in the Territories, and shall have the sole right to create and select the trademark and any accompanying logos for the brand name (the “Brand Name Marks”), to file for and obtain registrations for the Brand Name Marks, and to own all right, title and interest in and to the Brand Name Marks during the term in the Territory, provided that the Brand Name Marks shall not be confusingly similar to the XenoPort trade name or logos.

10.4 [ * ] Packaging and Promotional Materials. To the extent necessary [ * ] with respect to any such promotional materials, packaging or Product that have been developed during such calendar year and [ * ] in each case, [ * ] the Trademark Guidelines [ * ], such confirmation will be deemed to have been received.

10.5 Termination of Trademark License. Reckitt’s right to use the XenoPort trade name in the Territory shall terminate with the termination of this Agreement; provided that Reckitt’s right to use the XenoPort trade name shall continue to the extent necessary for Reckitt to fulfill its obligations after termination of this Agreement set forth in Section 13.2.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Information. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to this Agreement (collectively, “Confidential Information”). For clarity, all information and Data shared by Reckitt

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

with the JOC or XenoPort shall be deemed Confidential Information of Reckitt. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, as shown by written documentation, was developed by the receiving Party prior to its disclosure by the disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or

(e) is developed by the receiving Party without use of, or reference to, any information or materials disclosed by the disclosing Party.

11.2 Permitted Disclosures. Notwithstanding the provisions of Section 11.1 above and subject to Sections 11.3 and 11.4 below, each Party hereto may use and disclose the other Party’s Confidential Information to its Affiliates, (Sub)licensees, contractors and any other Third Parties to the extent such use and/or disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement, in prosecuting or defending litigation, complying with applicable governmental laws or regulations, submitting information to tax or other governmental authorities or conducting clinical trials as permitted hereunder with respect to any Compound or any Product. If a Party is required by law or regulations to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its good faith efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including to Affiliates, (Sub)licensees, contractors and other Third Parties, a Party shall ensure that the recipient thereof is bound by a written confidentiality agreement as materially protective of such other Party and its Confidential Information as this Article 11.

11.3 Confidential Terms. Each Party agrees not to disclose to any Third Party [ * ], except each Party may disclose [ * ]. Notwithstanding the foregoing, [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

11.4 Publication of Product Information. [ * ] Reckitt shall [ * ] (unless Reckitt [ * ] (“Publishing Party”) [ * ]. The Publishing Party shall [ * ] provided by XenoPort [ * ]. In addition, the Publishing Party shall, at the request of XenoPort, remove any Confidential Information of XenoPort from such publication, presentation or submission and/or delay such publication, presentation or submission [ * ] except the Publishing Party shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety or efficacy of any Compound and/or any Product that such party believes in good faith it is legally obligated or ethically bound to disclose. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

11.5 General Publicity. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding Compounds and Products and other activities in connection with this Agreement, beyond what is required by applicable laws such as SEC disclosure rules and the like, and each Party may make such non-mandated disclosures from time to time [ * ] When a Party (the “Requesting Party”) elects to make any such public disclosure under this Section 11.5, it will give the other Party (the “Cooperating Party”) [ * ] such statement, it being understood that if the Cooperating Party does not notify the Requesting Party in writing [ * ], as contemplated in this Section 11.5, such disclosure shall be deemed approved; and in any event, the Cooperating Party shall [ * ]. The principles to be observed in such disclosures shall be accuracy, compliance with applicable law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party’s business. Accordingly, the Cooperating Party shall not withhold its approval of a proposed disclosure that complies with such principles.

11.6 Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 11 shall supersede the Parties’ obligations under that certain Confidentiality Agreement between XenoPort and Reckitt dated March 12, 2013 (as amended) (“Prior NDA”) solely with respect to non-use and non-disclosure of any information relating to Compounds or Products or either Party’s activities (actual or proposed) relating to Compounds or Products (but not, for clarity, to the extent the Prior NDA includes non-use and non-disclosure obligations with respect to any other information disclosed by one Party to the other (or any of its Affiliates) under the Prior NDA, including any information relating to any compound or product of XenoPort other than Compounds and/or Products disclosed by XenoPort to Reckitt or any of its Affiliates under the Prior NDA). Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall commence on the Execution Date and, unless terminated earlier as provided in this Article 12, shall continue in full force and effect on a Product-by-Product basis until Reckitt has no remaining payment obligations with respect to such Product. Upon

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

expiration (but not an earlier termination) of this Agreement in the Territory with respect to a Product, Reckitt shall [ * ] with respect to such Product (and the Compound contained in such Product), except such [ * ] throughout the Territory.

12.2 Breach. Either Party to this Agreement may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [ * ] after written notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of [ * ] period unless the breaching Party has (a) cured any such breach or default or (b) delivered to the other Party a reasonable plan to cure such breach or default, prior to [ * ]. In the event that a plan is delivered pursuant to subpart (b) in the foregoing sentence, the cure period shall be extended for [ * ]. If, as of the end of such [ * ], such breach or default has not been cured, such termination shall become effective.

12.3 Termination For Convenience. Reckitt may terminate this Agreement in its entirety for any reason upon one hundred twenty (120) days’ prior written notice to XenoPort. If at any time commencing fifteen (15) months after the Transfer Date [ * ], XenoPort may terminate this Agreement on written notice to Reckitt, except that XenoPort shall not have the right to so terminate this Agreement to the extent [ * ].

12.4 Termination for Patent Challenge. XenoPort shall have the right to terminate this Agreement upon notice to Reckitt in the event that Reckitt, any Affiliate of Reckitt, or any Sublicensee, or any Third Party assigned or designated by Reckitt or any of its Affiliates or Sublicensees, [ * ] in connection with a challenge to the validity, enforceability, scope, inventorship or ownership of any of the XenoPort Patents in any court or tribunal or before the United States Patent and Trademark Office or, any other patent office or in any arbitration proceeding, including in connection with an opposition proceeding or re-examination, unless such challenge is withdrawn [ * ].

ARTICLE 13

EFFECT OF TERMINATION

13.1 Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to any breach of this Agreement.

13.2 Rights on Termination. This Section 13.2 shall apply upon any termination of this Agreement in its entirety, excluding only a termination of this Agreement by Reckitt pursuant to Section 12.2 above for XenoPort’s uncured material breach.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

13.2.1 Wind-down Period.

(a) Development. In the event there are any ongoing clinical trials of any Product in the Territory and/or any ongoing pre-clinical studies and/or formulation studies (e.g., stability studies) of any Product in the Territory, following the date a notice of termination has been issued by XenoPort or Reckitt, as applicable, the Parties agree that, [ * ].

(b) Commercialization. To avoid a disruption in the availability of Products to patients, if this Agreement is terminated after the first commercial sale of any Product in the Territory, Reckitt shall continue to distribute in the Territory all Products for which Marketing Approval has been obtained, in accordance with the terms and conditions of this Agreement, [ * ]. Without limiting the foregoing, XenoPort shall have the right to engage one or more other distributor(s) and/or licensee(s) in the Territory. Any Products sold or disposed by or under the authority of Reckitt in the Territory during [ * ] shall be subject to the terms and conditions of this Agreement as described in Section 13.3, including without limitation, the applicable royalty payment obligations under Section 6.3 above. Reckitt shall, [ * ]

13.2.2 Assignment of Regulatory Filings and Marketing Approvals; Provision of Know-How. At XenoPort’s [ * ], Reckitt shall transfer to XenoPort or its designee [ * ] all regulatory filings and registrations (including INDs, MAAs and Marketing Approvals) for Products in the Territory, as well as any global safety database for Products developed by or under the authority of Reckitt. In each case, unless otherwise required by any applicable law or regulation, the foregoing transfer (or availability) shall be made [ * ]. In addition, Reckitt shall [ * ] provide to XenoPort [ * ] all Data and other Reckitt Know-How pertaining to all Compounds and Products in the Territory (or any portion thereof), or otherwise relied upon by Reckitt in association with any IND, MAA or other approval for any Product in the Territory [ * ] and XenoPort shall have the right to use (and authorize the use of), and to disclose, all such Data and other Reckitt Know-How following termination of this Agreement.

13.2.3 Remaining Inventory; Supply. [ * ] Reckitt shall notify XenoPort of any quantity of any Compound, any Product and/or any starting materials for the manufacture of any Compound and/or any Product remaining in its and/or its Affiliates’ inventory and XenoPort shall [ * ] and further to have any quantities of such Compound, Products and/or starting materials, as applicable transferred to XenoPort (or its designee) [ * ]; provided, however, that if, [ * ]. In addition, [ * ] Reckitt shall [ * ] transition to XenoPort, [ * ] supply of any Compound and/or any Product and/or any starting materials for the manufacture of any Compound and/or any Product [ * ]. In any event, Reckitt shall continue to provide to (or procure for) XenoPort Compound and/or Product [ * ]; provided that XenoPort shall [ * ] such alternative source as soon as practicable. With the exception of any existing inventory transferred to XenoPort (or its designee) as described above, [ * ] in connection with any such termination of this Agreement. Without limiting the foregoing provisions of this Section 13.2.3 or Section 13.2.2 above, [ * ] Reckitt shall [ * ] transition to XenoPort or [ * ] all technology, methods, specifications and other Know-How necessary for the

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

manufacture of such Compound and/or Product. Further, [ * ] Reckitt shall [ * ] to allow XenoPort [ * ] to implement the manufacture of such Compound and/or Product [ * ].

13.2.4 Transition. Without limiting the foregoing, Reckitt shall [ * ] transition of all activities relating to the development, manufacture, sale and ongoing marketing, promotion and commercialization of Compound and Products in the Territory. [ * ] Reckitt shall have [ * ] and such [ * ] shall automatically terminate [ * ].

13.2.5 Assignment of Brand Name Marks. If as of the effective date of termination of this Agreement, an MAA for a Product has been submitted to a Regulatory Authority in one or more jurisdictions, Reckitt shall assign, or cause to be assigned, to XenoPort or its designee all right, title and interest in and to the Brand Name Marks, together with all registrations or applications for registration of such trademarks, in any such jurisdiction. In each case, [ * ], the foregoing assignment shall be made [ * ]. XenoPort hereby grants to Reckitt [ * ]. Such [ * ] shall become effective [ * ] and shall automatically terminate [ * ]. In any event, Reckitt shall [ * ].

13.2.6 Licenses. Reckitt hereby agrees to grant, and hereby grants, to XenoPort an exclusive, worldwide, royalty-free license, with the right to grant and authorize sublicenses, to any Reckitt Know-How (including Data), [ * ] and/or any other Patents owned or Controlled by Reckitt or its Affiliates necessary or utilized during the term of the Agreement in connection with the development, manufacture or commercialization of any Compound and/or Product for the purposes of making, having made, using, developing, importing, selling, distributing, marketing, promoting and otherwise commercializing any Compound and/or any Product in the Territory [ * ].

13.2.7 Return of Materials. [ * ] Reckitt shall either return to XenoPort or destroy, [ * ]. In addition, [ * ]. For the avoidance of doubt, [ * ] Reckitt, its Affiliates and/or its Sublicensees shall not [ * ]; provided that the foregoing shall not [ * ].

13.2.8 Sublicensees; Other Third Party Agreements. To the extent [ * ] Reckitt shall assign [ * ] to XenoPort [ * ] any contracts with Sublicensees of any Product in the Territory engaged by Reckitt [ * ] as well as any other contract with a Third Party relating to the development and/or commercialization of a Compound and/or Product. In the event [ * ]. Reckitt shall [ * ] transition all Compounds and all Products back to XenoPort [ * ] and Reckitt shall [ * ] ensure [ * ] will comply with this Agreement [ * ].

13.3 Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except those described in the following Articles and Sections: [ * ]. Further, to the extent any Product is distributed or sold by or under the authority of Reckitt pursuant to Section 13.2.1 following any termination of this Agreement to which Section 13.2 applies, the following shall survive: [ * ]. In addition, [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1 General Representations. Each Party represents and warrants to the other as of the Execution Date as follows:

14.1.1 Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

14.1.2 Due Execution; Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) to such Party’s knowledge, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (c) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

14.2 Representations and Warranties of XenoPort. XenoPort represents and warrants to Reckitt that, as of the Execution Date:

14.2.1 it has the full right and authority to grant to Reckitt the rights and licenses as provided herein;

14.2.2 it has not previously granted any right, license or interest in or to the XenoPort Patents, or any portion thereof, that is in conflict with the rights or licenses granted to Reckitt under this Agreement;

14.2.3 to XenoPort’s knowledge: XenoPort is the sole owner of all XenoPort Patents listed on Exhibit 1.42 (the “Listed Patents”), all of which have been duly and properly assigned to XenoPort; [ * ]; and with respect to any United States Patents within the Listed Patents, XenoPort has complied with 37 C.F.R. 1.56 during the prosecution theretofore, and the Listed Patents have not been abandoned or disclaimed and none of the issued or granted XenoPort Patents within the Listed Patents have been found invalid by any administrative tribunal or court in the Territory, [ * ];

14.2.4 to its knowledge, there are no actual, pending, alleged or threatened actions, suits, claims, interference or governmental investigations in the Territory involving a Compound, the XenoPort Patents or the XenoPort Know-How by or against XenoPort or any of its Affiliates. In particular, to its knowledge, there is no pending or threatened product liability action nor intellectual

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

property right litigation, including any post-grant review or opposition or other administrative patent office proceeding requested or pending, in the Territory in relation to a Compound;

14.2.5 subject to Article 17, all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by XenoPort in order to enter into this Agreement have been obtained; and

14.2.6 to its knowledge, no Third Party is making, using, or selling [ * ] which would arise to actual, pending, alleged or threatened infringement by such Third Party of any of the XenoPort Patents or misappropriation by such Third Party of the XenoPort Know-How in the Territory; and

14.2.7 the conveyance of the Existing Inventory, pursuant to Section 4.4.2 above, is free and clear of any encumbrances.

14.3 Representations and Warranties of Reckitt. Reckitt represents and warrants to XenoPort that, as of the Execution Date:

14.3.1 it has the full right and authority to grant to XenoPort the rights granted herein;

14.3.2 subject to Article 17, all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by Reckitt in order to enter into this Agreement have been obtained; and

14.3.3 except for any government review or actions related to, or arising from, filings required under the Hart-Scott-Rodino Act, there are no actual or pending, or, to the knowledge of Reckitt or any of its Affiliates, alleged or threatened actions, suits, claims, interference or governmental investigations against Reckitt or any of its Affiliates, which would prevent the consummation of this Agreement or Reckitt’s or any of its Affiliate’s ability to perform under this Agreement.

14.4 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

14.5 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS) EXCEPT IN THE CASE OF (A) BREACH OF ARTICLE 2 BY XENOPORT, (B) BREACH OF ARTICLE 8 BY RECKITT, (C) BREACH OF ARTICLE 11 BY A PARTY, OR (D) SUCH DAMAGES OWED TO THIRD PARTIES PURSUANT TO ARTICLE 15.

ARTICLE 15

INDEMNIFICATION

15.1 Indemnification of XenoPort. Reckitt shall indemnify and hold harmless each of XenoPort and its Affiliates and their respective directors, officers and employees and the respective successors and assigns of any of the foregoing (the “XenoPort Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) from any claims, actions, suits, investigations or proceedings brought by a Third Party (including any regulatory or governmental authority) (a “Third Party Claim”) incurred by any XenoPort Indemnitee, arising from, or occurring as a result of: (a) the manufacture, use, marketing, distribution, sale, importation or promotion of any Compound and/or any Product by or under the authority of Reckitt, its Affiliates or Sublicensees in the Territory after the Effective Date (including the use, distribution, sale or importation of any Existing Inventory by or under the authority of Reckitt, its Affiliate or Sublicensees after the Effective Date); (b) any material breach of any of the representations, warranties or covenants given by Reckitt in Article 14 above; or (c) failure, or alleged failure, of Reckitt, its Affiliates or Sublicensees to comply with applicable laws, rules or regulations; except to the extent such Third Party Claim falls within the scope of XenoPort’s indemnification obligations set forth in Section 15.2 below or results from the fault of a XenoPort Indemnitee.

15.2 Indemnification of Reckitt. XenoPort shall indemnify and hold harmless each of Reckitt, its Affiliates and Sublicensees and their respective directors, officers and employees and the respective successors and assigns of any of the foregoing (the “Reckitt Indemnitees”), from and against any and all Liabilities from any Third Party Claims incurred by any Reckitt Indemnitee, arising from, or occurring as a result of: (a) any material breach of any of the representations, warranties or covenants given by XenoPort in Article 14 above; or (b) the manufacture, use, marketing, distribution, sale, importation or promotion of any Compound and/or any Product by or under the authority of XenoPort or its Affiliates in the Territory prior to the Effective Date, other than any Third Party Claims arising from, or occurring as a result of, the manufacture of the Existing Inventory prior to the Effective Date or the use, distribution, sale or importation of any Existing Inventory by or under the authority of Reckitt, its Affiliates or Sublicensees following the Effective Date; or (c) failure, or alleged failure, of XenoPort or its Controlled Affiliates to comply with applicable laws, rules or regulations; except to the extent any such Third Party Claim falls within the scope of Reckitt’s indemnification obligations set forth in Section 15.1 above, or results from the fault of a Reckitt Indemnitee.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

15.3 Procedure. A Party that intends to claim indemnification under this Article 15 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Article 15 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 15, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 15. The Indemnitee under this Article 15 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

15.4 Insurance. Reckitt shall [ * ], comprehensive general liability insurance, including products liability insurance and coverage for clinical trials, [ * ] consistent with [ * ] activities and indemnification obligations under this Agreement [ * ]. Reckitt shall [ * ].

ARTICLE 16

DISPUTE RESOLUTION

16.1 Senior Executives. In the event that there is a dispute, controversy, or claim between the Parties arising out of or relating to this Agreement, or its interpretation, performance, or any breach of any obligations hereunder (each, a “Dispute”), the Dispute shall first be presented to the Chief Executive Officer of each Party, or their respective designees (“Senior Executives”) for attempted resolution. The Senior Executives will meet in-person and use good faith efforts to resolve any such dispute [ * ], and if such dispute is not resolved [ * ] after commencing such in-person negotiations, or if either Party reasonable believes that resolution of such Dispute will not be reached within such time period, then either Party may initiate legal proceedings with respect thereto.

16.2 Interim Relief. Notwithstanding anything in this Article 16 to the contrary, XenoPort and Reckitt shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

16.3 Exclusive Jurisdiction. Each of the Parties: (a) irrevocably consents to the exclusive jurisdiction and venue in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware); and (b) agrees that process shall be served upon such Party in the manner set forth in Section 18.7, and that service in such manner shall constitute valid and sufficient service

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

of process. Each Party waives and covenants not to assert or plead any objection that such Party might otherwise have to such jurisdiction, venue, and process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided in this Section 16.3. Notwithstanding the foregoing, a Party will be entitled to seek enforcement of a judgment entered pursuant to this Section 16.3 in any court having competent jurisdiction thereof where enforcement is deemed necessary.

ARTICLE 17

HART-SCOTT-RODINO

17.1 Hart-Scott-Rodino Act Compliance. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be binding upon the Parties as of the Execution Date; however, the provisions of Articles 2-10 shall not take effect until the HSR Clearance Date. As used herein, the “HSR Clearance Date” shall mean such time as: (a) the Parties shall have complied with all applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended the (“Hart-Scott-Rodino Act”); (b) the waiting period under the Hart-Scott-Rodino Act shall have expired or been early terminated; (c) no judicial or administrative proceeding opposing consummation of all or any part of this Agreement shall be pending; (d) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; and (e) no requirements or conditions shall have been formally requested or imposed by the DOJ or FTC in connection therewith that are not reasonably and mutually satisfactory to the Parties (collectively, the “HSR Conditions”). In the event that the HSR Conditions are not met [ * ], then either Party may terminate this Agreement upon notice, in which case, notwithstanding any provisions that are stated to survive under Section 13.3 above, all provisions of this Agreement shall terminate and be of no force or effect whatsoever, except only that any liability of either Party for failing to comply this Article 17 shall survive.

17.2 HSR Filing. Both Parties shall promptly file following execution of this Agreement their respective pre-merger notification and report forms with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) pursuant to the Hart-Scott-Rodino Act, which forms shall specifically request early termination of the initial Hart-Scott-Rodino Act waiting period. Reckitt shall pay the filing fee.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

17.3 Cooperation.

17.3.1 The Parties shall use their commercially reasonable efforts to obtain promptly clearance required under the Hart-Scott-Rodino Act for the consummation of this Agreement and the transactions contemplated herein and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request; provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any third party respecting the transactions contemplated by this Agreement.

17.3.2 The Parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable Hart-Scott-Rodino Act waiting period. In the context of this Section 17.3, [ * ].

ARTICLE 18

MISCELLANEOUS

18.1 Force Majeure. If the performance of any part of this Agreement (except for any payment obligation under this Agreement) by either Party is prevented, restricted, interfered with or delayed by reason of force majeure (including fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions, or acts of God), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

18.2 Governing Law, Venue. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and are strictly excluded.

18.3 Waiver of Breach. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

18.4 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

18.5 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction in the Territory, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction in the Territory. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement [ * ], unless such assertion is eliminated and the effect of such assertion is cured within [ * ]. Any termination in accordance with the foregoing sentence shall be deemed an election by Reckitt to terminate pursuant to Section 12.3 if XenoPort exercises its right to terminate under this Section 18.5, and a termination for the breach of XenoPort pursuant to Section 12.2 if Reckitt exercises its right to terminate under this Section 18.5.

18.6 Entire Agreement. This Agreement (including the Exhibits attached hereto), constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior or contemporaneous agreements, understandings or representations, either written or oral, between XenoPort and Reckitt with respect to such subject matter, including the Prior NDA to the extent provided in Section 11.6.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

18.7 Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraphs (a), (b) or (c) above), to the following addresses of the Parties or such other address for a Party as may be specified by like notice:

To XenoPort:	To Reckitt:

XenoPort, Inc.	Reckitt Benckiser Pharmaceuticals Inc.
3410 Central Expressway	10710 Midlothian Turnpike, Suite 430
Santa Clara, California 95051,	Richmond, VA 23235
Attention: Secretary	[ * ]
Phone: (408) 616-7200	Phone: [ * ]
Facsimile: (408) 616-7211	Facsimile: [ * ]

With a copy to:	With a copy to:

Wilson Sonsini Goodrich & Rosati	[ * ]
650 Page Mill Road	Attention: [ * ]
Palo Alto, California 94304-1050	Telephone: [ * ]
Attention: Kenneth A. Clark	Facsimile: [ * ]
Miranda Biven
Telephone: (650)493-9300
Facsimile: (650) 493-6811

Any notice required or permitted to be given concerning this Agreement shall be effective [ * ], or [ * ], whichever is earlier.

18.8 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto; except either Party may assign this Agreement without the other Party’s consent to an entity that acquires substantially all of the business or assets of the assigning Party, whether by merger, acquisition or otherwise, provided that the entity to whom this Agreement is assigned assumes this Agreement in writing or by operation of law and the non-assigning Party receives prompt written notice thereof. In addition, either Party shall have the right to assign this Agreement to an Affiliate upon written notice to the non-assigning Party; provided that the assigning Party guarantees the performance of this Agreement by such Affiliate; and further provided that if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, such assignment shall not be made without the non-assigning Party’s consent. For clarity, the Parties agree that, for

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

purposes of this Section 18.8, neither a name change by a Party nor the change in ownership of the parent entity of either Party, shall be considered an assignment; however, in either event, the affected Party shall deliver written notice to the other Party [ * ]. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 18.8 shall be null and void.

18.9 Independent Contractors. Nothing contained in this Agreement is intended, or shall be deemed or construed, to establish a joint venture or partnership between XenoPort or Reckitt. No Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

18.10 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the word “will” shall be construed as having the same meaning and effect as the word “shall”; (e) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; and (f) provision of information, documents or material to the JOC shall mean provision of such information, documents or material to each Parties’ representatives to the JOC and, unless timing is otherwise specified, shall occur reasonably in advance of the next scheduled JOC meeting. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, or other generally accepted cost accounting principles in the United States, but only to the extent consistent with its usage and the other definitions in this Agreement.

18.11 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of XenoPort and Reckitt are subject to prior compliance with the export regulations of the United States, the European Union or any other relevant country and such other laws and regulations in effect in the United States, the European Union or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States, the countries within the European Union and any other relevant countries. XenoPort and Reckitt shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

18.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Agreement delivered by facsimile or similar electronic transmission (e.g., portable document format (PDF)) will be deemed binding as originals.

[Remainder of page intentionally left blank; signature page follows]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be duly executed as of the date first above written.

XENOPORT, INC.		RECKITT BENCKISER PHARMACEUTICALS INC.

By:	/s/ Ronald W. Barrett	By:	/s/ Javier Rodriguez
Name:	Ronald W. Barrett	Name:	Javier Rodriguez
Title:	C.E.O.	Title:	V.P., General Counsel

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.6A

XP19986

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EXHIBIT 1.6B

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.11

Existing Inventory

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.42

XenoPort Patents

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.42.1

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.42.2

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.42.3

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.1

Trademark Guidelines

XENOPORT® is a registered trademark of XenoPort, Inc. The XENOPORT trademark is registered in the US, Switzerland and in the European Union. The countries in the European Union are: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech, Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom. There is also a XENOPORT trademark application pending in India.

Use of the XENOPORT® trademark by Reckitt should be attributed to XenoPort, Inc. An example of the correct format would be, “XENOPORT® is a registered trademark of XenoPort, Inc.” or XENOPORT is a trademark of XenoPort, Inc.

While use of the trademark is not limited to any particular type font or color, acceptable type fonts include Ariel and Times New Roman; and preferred type font colors include black and dark blue. Type font size is not limited, but is preferable large enough to comfortably read without magnification (e.g., font size 8 or larger). The trademark can be used with either (i) all capital letters (XENOPORT®), (ii) with only the X and P capitalized and the other letters remaining lower case (XenoPort®) or (iii) with only the X being capitalized and the other letters remaining lower case (Xenoport®), the first of these three options being preferred.

The trademark should be used with either a superscript TM or ® symbol. The ® symbol should be used in those jurisdictions where the trademark is registered (US and the Europe Union) and the TM symbol should be used elsewhere.

The trademark should be used as an adjective, not as a noun. For example, the [name] product uses XENOPORT® engineered prodrug technology.

Care should be taken to distinguish use of the XenoPort company name from the XENOPORT® trademark. For example XENOPORT® is a registered trademark of XenoPort, Inc. The superscript TM and/or ® symbols should not be used directly with the company name. For example, the [name] product uses technology licensed from XenoPort®, Inc. would be incorrect usage.

All use by Reckitt of the XENOPORT trademark shall enure to the benefit of XenoPort, Inc.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 11.3

Press Release

(See attached)

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

FOR IMMEDIATE RELEASE

Reckitt Benckiser Pharmaceuticals and XenoPort Enter Into Global Licensing

Agreement for Arbaclofen Placarbil

Reckitt Benckiser Pharmaceuticals Plans to Initiate Phase II Trial of Novel Product Candidate

as Potential Treatment for Alcohol Use Disorders

RICHMOND, Va. and SANTA CLARA, Calif. (May 15, 2014) – Reckitt Benckiser Pharmaceuticals Inc. and XenoPort, Inc. (NASDAQ: XNPT) announced today that they have entered into a license agreement pursuant to which Reckitt Benckiser Pharmaceuticals will be granted exclusive worldwide rights for the development and commercialization of XenoPort’s clinical-stage oral product candidate arbaclofen placarbil for all indications. Arbaclofen placarbil is a patent protected new chemical entity that Reckitt Benckiser Pharmaceuticals plans to advance into a Phase IIB proof-of-concept study for the treatment of alcohol use disorders – a condition affecting more than 140 million people worldwide.1,2

Alcohol use disorders are a global public health issue,2 with an annual economic burden of $224 billion in the United States alone.3 Alcoholism is directly responsible for more than 2.5 million deaths each year and is a causal factor in over 60 other major types of disease.2 The current treatment approach is predominantly psychosocial support and is largely non-medicalized.4 The majority of healthcare professionals feel underequipped to manage patients with substance abuse – including alcoholism – based on currently available standards of care.4

“Reckitt Benckiser Pharmaceuticals recognizes that there is a tremendous need for more effective, well-tolerated treatment options among the growing patient population with alcohol use disorders, and we believe arbaclofen placarbil is a natural fit for our growing addiction treatment pipeline,” said Shaun Thaxter, CEO, Reckitt Benckiser Pharmaceuticals Inc. “Over the past decade, we have demonstrated our leadership in the challenging addiction space by helping patients struggling with the chronic disease of opioid dependence access treatment. We are proud to focus our clinical development experience along with our global regulatory and go-to-market infrastructure to potentially bring arbaclofen placarbil to market as a new choice for the many patients with alcohol use disorder1,2 and the healthcare professionals who treat them.”

Arbaclofen placarbil will be tested for its ability to suppress alcohol cravings, reduce alcohol intake and to possibly facilitate maintenance of abstinence in alcohol dependent people.5,6 In prior clinical trials, arbaclofen placarbil has demonstrated attributes that may enable convenient dosing, stable plasma exposure and good tolerability.7

“We believe that Reckitt Benckiser Pharmaceuticals will be an excellent partner for the further development of arbaclofen placarbil, given their track record of success in the treatment of addiction disorders. XenoPort has completed a substantial amount of preclinical, clinical pharmacology and manufacturing work and has dosed over 1,300 human subjects with arbaclofen placarbil in various clinical trials,” said Ronald W. Barrett, Ph.D., CEO, XenoPort, Inc. “We are very pleased to leverage this work with a partner that now has an exciting opportunity to develop a potential new effective, safe and conveniently dosed medicine that could address an important medical and societal problem.”

Under the terms of the agreement, Reckitt Benckiser Pharmaceuticals will receive exclusive rights to develop and commercialize arbaclofen placarbil worldwide for all indications, subject to certain rights by XenoPort to negotiate with Reckitt Benckiser Pharmaceuticals on collaborations for non-addiction indications. In exchange for these rights and upon effectiveness of the agreement, XenoPort is entitled to receive an up-front, non-refundable cash payment of $20 million and another $5 million upon the transfer of certain technology and materials to Reckitt Benckiser Pharmaceuticals. XenoPort also will be eligible to receive aggregate cash payments of up to $70 million upon the achievement by Reckitt Benckiser Pharmaceuticals of certain development and regulatory milestones, as well as up to $50 million for commercial milestones. In addition, XenoPort is entitled to receive tiered double-digit royalty payments up to the mid-teens on a percentage basis on potential future net sales of arbaclofen placarbil in the United States and high single-digit royalty payments on potential future net sales outside the United States.

The agreement is subject to review by the U.S. Government under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, and will become effective only after clearing review.

About Reckitt Benckiser Pharmaceuticals Inc.

Reckitt Benckiser Pharmaceuticals Inc. is a specialty pharmaceutical company with a decade of heritage in serving the opioid dependence treatment community. Committed to expanding education and access to medical therapies, the company innovates, manufactures and markets medications that, in conjunction with counseling and psychosocial support, treat opioid dependence. Reckitt Benckiser Pharmaceuticals Inc. continues to invest resources in raising awareness of opioid dependence within the community, while also sponsoring training programs for physicians to become certified to treat opioid addicted patients. The company aims to help patients, while also protecting communities from the financial and societal burdens of addiction through mediation-assisted treatment, enabling opioid dependence to be managed within mainstream medical practice. Reckitt Benckiser Pharmaceuticals Inc. is a wholly owned subsidiary of Reckitt Benckiser Group plc, a global company publicly traded on the UK stock exchange.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT® (gabapentin enacarbil) Extended-Release Tablets in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque type psoriasis and/or relapsing forms of multiple sclerosis. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort’s pipeline of product candidates also includes a potential treatment for patients with Parkinson’s disease.

To learn more about XenoPort, please visit the website at www.XenoPort.com.

XenoPort Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the anticipated effectiveness of XenoPort’s license agreement with Reckitt Benckiser Pharmaceuticals; Reckitt Benckiser Pharmaceuticals’ future clinical development program for arbaclofen placarbil; the therapeutic and commercial potential of arbaclofen placarbil; and XenoPort’s receipt of potential future development, regulatory and commercial milestone payments, as well as potential royalty payments. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “intend,” “plans,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to the ability of the parties to satisfy all the conditions to effectiveness of XenoPort’s license agreement with Reckitt Benckiser Pharmaceuticals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as amended; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful; the uncertainty of the FDA approval process and other regulatory requirements; the uncertain therapeutic and commercial value of arbaclofen placarbil; XenoPort’s dependence on collaborative partners, including the risks that if Reckitt Benckiser Pharmaceuticals were to breach or terminate the license agreement or otherwise fail to successfully develop and commercialize products thereunder and in a timely manner, XenoPort would not obtain the anticipated financial and other benefits of the license agreement and the clinical development or commercialization of arbaclofen placarbil could be delayed or terminated; as well as risks related to future opportunities and plans, including the uncertainty of future operating results. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Securities and Exchange Commission filings and reports, including in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 9, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Reckitt Benckiser Pharmaceuticals
IR Contact	Media Contacts
Richard Joyce	Alana Rockland
Director, Investor Relations, RB	Biosector 2
Phone: +44 (0) 1753 217800	Phone: 212-845-5651
Email: richard.joyce@rb.com	Email: ARockland@Biosector2.com

Alice Sofield
Biosector 2
Phone: 703-861-5654
Email: ASofield@Biosector2.com

XenoPort IR Contact
Jackie Cossmon
Phone: 408-616-7295
Email: ir@XenoPort.com

References

[1]	World Health Organization Press Release. WHO to meet beverage company representatives to discuss health-related alcohol issues. January 31, 2003. Accessed on May 6, 2014. Available at: http://www.who.int/mediacentre/news/releases/2003/pr6/en/.
[2]	World Health Organization. Global status report on alcohol and health. 2011. Accessed on May 6, 2014. Available at: http://www.who.int/substance_abuse/publications/global_alcohol_report/msbgsruprofiles.pdf?ua=1.
[3]	National Institute on Alcohol Abuse and Alcoholism. Alcohol Facts and Statistics. Accessed on May 6, 2014. Available at: http://www.niaaa.nih.gov/alcohol-health/overview-alcohol-consumption/alcohol-facts-and-statistics.
[4]	The National Center on Addiction and Substance Abuse at Columbia University. Addiction Medicine: Closing the Gap between Science and Practice. June 2012. Accessed on May 6, 2014. Available at: http://www.casacolumbia.org/addiction-research/reports/addiction-medicine.
[5]	Heidbreder C. Recent Advances in the Pharmacotherapeutic Management of Drug Dependence and Addiction. Current Psychiatry Reviews, 2005, 1, 45-67.
[6]	Johnson, B. Update on Neuropharmacological Treatments for Alcoholism: Scientific Basis and Clinical Findings. Biochem Pharmacol. 2008 January 1; 75(1): 34–56.
[7]	Lal et al. The Journal of Pharmacology and Experimental Therapeutics. Arbaclofen Placarbil, a Novel R-Baclofen Prodrug: Improved Absorption, Distribution, Metabolism, and Elimination Properties Compared with R-Baclofen 330:911–921, 2009.